UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2019

Waste Connections, Inc.
(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor
Vaughan
Ontario L4K 0E3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable
(Former name or address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	WCN	New York Stock Exchange(“NYSE”) Toronto Stock Exchange (“TSX”)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2019, Waste Connections, Inc. (the “Company”) issued a press release announcing that the Company’s Board of Directors (the “Board”), upon the recommendation of its Nominating and Corporate Governance Committee, increased the size of the Board from seven to eight members, and elected Elise L. Jordan to fill the vacancy so created, both effective August 1, 2019. Upon her election, the Board also appointed Ms. Jordan to its Audit and Nominating and Corporate Governance Committees. Ms. Jordan's term will expire at the Company's 2020 annual meeting of shareholders.

Ms. Jordan, 59, is Executive Vice President and CFO of FedEx Express, the largest transportation company in the FedEx Corp. (NYSE: FDX) enterprise with $38 billion in annual revenues and over 235,000 team members worldwide. In that capacity, she is responsible for worldwide financial affairs, including financial planning, reporting and analysis, long-range strategic planning, and regional accounting and controls. Prior to her current position, Ms. Jordan served as Senior Vice President, Strategic and Financial Planning and Analysis and Business Systems; Vice President, FedEx Express Financial Planning; Managing Director, Global Financial Planning; and Manager, Corporate/Domestic Business Planning. She joined FedEx in 1983 as an Operations Analyst. Before joining FedEx, Ms. Jordan served as a Staff Auditor for Arthur Andersen LLC. Ms. Jordan earned her MBA from the University of Memphis and her BBA in Accounting from the University of Texas in Austin.

The Board has determined that Ms. Jordan meets the independence standards adopted by the Board in compliance with the New York Stock Exchange corporate governance listing standards and Item 407(a) of Regulation S-K.

Ms. Jordan has (i) no arrangements or understandings with any other person pursuant to which she was selected as a director, and (ii) no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Ms. Jordan (i) has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K and, (ii) as of the date of this Current Report on Form 8-K, holds no direct or indirect beneficial ownership in the Company’s shares or rights to acquire the Company’s shares.

Ms. Jordan will receive the standard compensation, a portion of which will be pro-rated to reflect the actual time Ms. Jordan will serve on the Company’s Board this year, paid by the Company to all of its non-employee directors and as described under “Director Compensation and Equity Ownership” in the Company’s Management Information Circular and Proxy Statement for its Annual Meeting of Shareholders filed with the Securities and Exchange Commission (“SEC”) on April 5, 2019. In connection with her appointment, Ms. Jordan will enter into a standard indemnification agreement with the Company in the form previously approved by the Board, which is filed as Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on June 7, 2016 and is incorporated by reference herein.

A copy of the press release announcing the appointment of Elise L. Jordan to the Company’s Board is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated August 2, 2019, issued by Waste Connections, Inc.

104	The cover page of Waste Connections, Inc. on Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.

By:	/s/ Patrick J. Shea
Patrick J. Shea
Executive Vice President, General Counsel and Secretary

Date:August 2, 2019